UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant     ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Definitive Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

THE TOPPS COMPANY, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock, $0.01 par value per share
(2)	Aggregate number of securities to which transaction applies:

41,678,612 shares of Common Stock of The Topps Company, Inc. (includes 2,938,440 shares underlying options to purchase Common Stock, of which options to purchase 2,261,124 shares are in-the-money and eligible to receive consideration in the transaction, and 22,407 shares of restricted stock)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:
$385,591,102
(5)	Total fee paid:
$11,831.78

☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following press release was issued by The Topps Company, Inc. on June 28, 2007:

FOR IMMEDIATE RELEASE

TOPPS COMPANY ISSUES STATEMENT

NEW YORK, June 28, 2007 – The Topps Company, Inc. (Nasdaq: TOPP) today, in response to inquiries due to an article published by Beckett.com suggesting that the proposed acquisition of Topps by Upper Deck may have received antitrust approval, confirmed that no such approval has been obtained.

About The Topps Company, Inc.

Founded in 1938, Topps is a leading creator and marketer of sports and related cards, entertainment products, and distinctive confectionery. Topps entertainment products include Major League Baseball, NFL, NBA and other trading cards, sticker album collections, and collectible games. The Company’s confectionery brands include “Bazooka” bubble gum, “Ring Pop,” “Push Pop,” “Baby Bottle Pop” and “Juicy Drop Pop” lollipops. For additional information, visit www.topps.com.

Investors:

Betsy Brod / Lynn Morgen

MBS Value Partners, LLC

212-750-5800

Dan Burch / Dan Sullivan

Mackenzie Partners, Inc.

212-929-5940 / 1-800-322-2885

Media:

Joele Frank / Sharon Stern

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449